Exhibit 10.2

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 6, 2020, is entered into by and among each of the holders listed on the signature pages hereto (each, a “Holder” and, collectively, the “Holders”), Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), and Calumet Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”).

WHEREAS, the Issuers are commencing (i) an offer to exchange (the “Exchange Offer”) up to $200 million aggregate principal amount of the Issuers’ outstanding 7.625% Senior Notes due 2022 (the “2022 Notes”) issued under the Indenture, dated as of November 26, 2013 (as amended or supplemented from time to time, the “2022 Notes Indenture”), by and among the Issuers, the subsidiary guarantors identified therein and Wilmington Trust, National Association, as trustee (the “Trustee”), for up to $200 million aggregate principal amount of new first lien exchange notes due July 2024 (the “New First Lien Notes”), on the terms and subject to the conditions more fully set forth in the Offering Memorandum (as it may be amended and supplemented from time to time in a manner pursuant to the terms and subject to the conditions set forth herein, the “Offering Memorandum,” attached hereto as Exhibit A), and (ii) a solicitation of consents (the “Consents”) from holders of the Issuers’ outstanding 11.00% Senior Notes due 2025 issued under the Indenture, dated as of October 11, 2019 (as amended or supplemented from time to time, the “2025 Notes Indenture”), by and among the Issuers, the subsidiary guarantors identified therein and the Trustee, to certain amendments to the 2025 Notes Indenture (the “Consent Solicitation” and, together with the Exchange Offer and the other transactions contemplated hereby, the “Transactions”), on the terms and subject to the conditions more fully set forth in the Consent Solicitation Statement (as it may be amended and supplemented from time to time in a manner pursuant to the terms and subject to the conditions set forth herein, the “Consent Solicitation Statement,” attached hereto as Exhibit B), to be dated on or prior to the Required Launch Date (as defined below);

WHEREAS, as of the date hereof, Holders Beneficially Own (as defined below) the Subject Notes (as defined below); and

WHEREAS, in order to induce the Issuers to consummate the Transactions, each Holder has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) “2022 Notes” has the meaning set forth in the introductory paragraphs herein.

(b) “2022 Notes Indenture” has the meaning set forth in the introductory paragraphs herein.

(c) “2025 Notes Indenture” has the meaning set forth in the introductory paragraphs herein.

(d) “Agreement” has the meaning set forth in the introductory paragraphs herein.

(e) “Beneficially Own” or “Beneficial Owner” with respect to any securities and any Person means that such Person owns such securities or such securities are owned by an investment fund over which such Person has sole investment and management authority.

(f) “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions are not required to be open in the State of New York.

(g) “Collateral Trust Agreement” means, the Amended and Restated Collateral Trust Agreement, dated as of April 20, 2016, by and among the Partnership, the other obligors from time to time party thereto, Wilmington Trust, National Association, as trustee and collateral trustee, and the other parity lien representatives from time to time party thereto.

(h) “Commission” means the Securities and Exchange Commission.

(i) “Consents” has the meaning set forth in the introductory paragraphs herein.

(j) “Consent Solicitation” has the meaning set forth in the introductory paragraphs herein.

(k) “Consent Solicitation Statement” has the meaning set forth in the introductory paragraphs herein.

(l) “Consummation” means the successful consummation of the Exchange Offer and Consent Solicitation on or prior to the End Date, all on the terms and conditions set forth herein and in the Offering Memorandum.

(m) “Consummation Conditions” has the meaning set forth in Section 3 hereto.

(n) “Effective Date” shall mean the date that this Agreement shall become effective and that the obligations contained herein shall become binding.

(o) “End Date” means August 20, 2020, as such date may be extended pursuant to the terms hereof.

(p) “Enforceability Exceptions” has the meaning set forth in Section 4(c) hereto.

(q) “Exchange Act” has the meaning set forth in Section 5(g) hereto.

(r) “Exchange Consideration” means, as applicable, for each $1,000.00 in principal amount of 2022 Notes, if tendered at or prior to the early tender time for the Exchange Offer, $1,000.00 in principal amount of the New First Lien Notes, or if tendered after the early tender time and at or prior to the expiration time for the Exchange Offer, $950.00 in principal amount of the New First Lien Notes.

(s) “Exchange Offer” has the meaning set forth in the introductory paragraphs herein.

(t) “GAAP” has the meaning set forth in Section 5(i) hereto.

(u) “General Partner” means Calumet GP, LLC.

(v) “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or quasi-governmental, regulatory or administrative authority, body or instrumentality, or any other Person lawfully empowered by any of the foregoing.

(w) “Holder” has the meaning set forth in the introductory paragraphs herein.

(x) “Holder Group” means each Holder, each of such Holder’s successors and assigns, and each of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities.

(y) “Issuers” has the meaning set forth in the introductory paragraphs herein.

(z) “Material Adverse Effect” means any event, individually or in the aggregate, that (i) would reasonably be expected to have a material adverse effect on the consummation of the Transactions or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership Group as a whole.

(aa) “New First Lien Notes” has the meaning set forth in the introductory paragraphs herein.

(bb) “New First Lien Notes Indenture” means the indenture governing the New First Lien Notes substantially in accordance with the “Description of Notes” included in the Offering Memorandum.

(cc) “Offering Memorandum” has the meaning set forth in the introductory paragraphs herein.

(dd) “Participant” means each Holder and each other holder of a 2022 Note or 2025 Notes that is a party now or hereafter to a contract, agreement, commitment or other obligation (written or oral) on substantially identical terms as this Agreement (each, a “Participant Agreement”).

(ee) “Partnership” has the meaning set forth in the introductory paragraphs herein.

(ff) “Partnership Group” means the General Partner, Partnership and its direct and indirect subsidiaries.

(gg) “Partnership Reports” has the meaning set forth in Section 5(g) hereto.

(hh) “Permitted Modifications” has the meaning set forth in Section 7(c) hereto.

(ii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

(jj) “Prior Senior Secured Indenture” means the Indenture dated April 20, 2016, among the Issuers, Wilmington Trust, National Association, as trustee, and the guarantors party thereto.

(kk) “Proposed Amendments” has the meaning set forth in the introductory paragraphs hereto.

(ll) “Required Holders” means Holders who collectively represent at least a majority in aggregate principal amount of Subject 2022 Notes held by all Holders executing this Agreement.

(mm) “Required Launch Date” has the meaning set forth in Section 2(a) hereto.

(nn) “Securities Act” has the meaning set forth in Section 4(f) hereto.

(oo) “Subject 2022 Notes” means, with respect to each Holder party to this Agreement, (i) the 2022 Notes Beneficially Owned by such Holder as of the date of this Agreement and listed in Schedule A hereto and (ii) any additional 2022 Notes which such Holder acquires Beneficial Ownership of prior to the End Date.

(pp) “Subject 2025 Notes” means, with respect to each Holder party to this Agreement, (i) the 2025 Notes Beneficially Owned by such Holder as of the date of this Agreement and listed in Schedule A hereto and (ii) any additional 2025 Notes which such Holder acquires Beneficial Ownership of prior to the End Date.

(qq) “Subject Notes” means the Subject 2022 Notes and the Subject 2025 Notes.

(rr) “Termination Date” has the meaning set forth in Section 8(a) hereto.

(ss) “Transactions” has the meaning set forth in the introductory paragraphs herein.

(tt) “Transfer” means, in the case of a Holder, to, directly or indirectly, (i) sell, assign or transfer, (ii) pledge, encumber, create any participation or grant any proxy or option, in each case, such as would prevent, preclude, hinder or delay the ability of such Holder from fulfilling its obligations under this Agreement or (iii) enter into any agreement, commitment or other arrangement to do any of the foregoing.

(uu) “Trustee” has the meaning set forth in the introductory paragraphs herein.

(vv) “Valid Withdrawal Condition” means any amendment, modification, supplement or waiver to or other alteration is made to any of the terms and conditions of the Exchange Offer, the New First Lien Notes or the Consent Solicitation (in each case, except for Permitted Modifications (as defined below)).

2. The Exchange Offer, Consent Solicitation and Tender and Consent Agreement.

(a) The Issuers shall, no later than 11:59 p.m., New York City time, on the 5th Business Day after the Effective Date (the “Required Launch Date”), announce the Issuers’ pursuit of the Exchange Offer and Consent Solicitation and concurrently launch the Transactions on the terms set forth herein. The announcement of the Exchange Offer and Consent Solicitation shall be posted to holders of 2022 Notes and 2025 Notes, respectively, on The Depositary Trust Company’s Automated Tender Offer Program.

(b) Subject to the terms and conditions set forth herein and in the Offering Memorandum and Consent Solicitation Statement, and provided that this Agreement has not been terminated pursuant to Section 8, each Holder agrees that it will (i) accept the Exchange Offer and cause its Subject 2022 Notes to be validly tendered and deposited in accordance with the terms and conditions of the Exchange Offer, and (ii) deliver Consents in respect of its Subject 2025 Notes in the Consent Solicitation.

(c) Each Holder shall be deemed to have automatically withdrawn its acceptance of the Exchange Offer and revoked its tender of its Subject 2022 Notes and revoked its consents in respect of its Subject 2025 Notes, as applicable, without any further action by such Holder if this Agreement is terminated pursuant to Section 8.

(d) If a Valid Withdrawal Condition has occurred at any time, each Holder may, at its sole and absolute discretion by providing written notice to the Partnership, withdraw its tender of its Subject 2022 Notes or revoke its Consent with respect to its Subject 2025 Notes and then (i) elect to participate in the Exchange Offer and/or Consent Solicitation, as applicable, on such modified, amended or altered terms, (ii) elect not to participate in the Exchange Offer and/or Consent Solicitation, as applicable, or (iii) elect to participate in the Exchange Offer by tendering or delivering Consents in respect of a lesser or greater aggregate principal amount of Subject 2022 Notes and/or Subject 2025 Notes, as applicable, in each case, pursuant to the terms of this Agreement and the Offering Memorandum and/or Consent Solicitation Statement, as applicable.

3. Conditions.

The Consummation of the Transactions is subject to the satisfaction of the conditions precedent set forth herein and in the Offering Memorandum and Consent Solicitation Statement (collectively, the “Consummation Conditions”), including, among other things:

(1)	by 11:59 p.m., New York City time, on July 31, 2020, the Partnership shall have received an amendment to each of (i) the Collateral Trust Agreement and (ii) the Security Agreement (as defined in the Collateral Trust Agreement), in each case, approved by at least the Required Parity Lien Debtholders (as defined in the Collateral Trust Agreement), which amendments shall, subject to customary closing conditions for such amendments (including the execution of the New First Lien Notes Indenture and issuance of the New First Lien Notes) cause references in the Collateral Trust Agreement and Security Agreement to the Prior Senior Secured Indenture to refer instead to the New First Lien Notes Indenture, and the Issuers shall take or cause to be taken all such other actions necessary to add the New First Lien Notes as “Parity Lien Debt” under the Collateral Trust Agreement by such time;

(2)	at the time of Consummation, no action, suit or proceeding by or before any court of governmental agency, authority or body or any arbitrator involving the Partnership Group or their respective properties is pending or, to the knowledge of the Partnership, threatened that would reasonably be expected to have a Material Adverse Effect; and

(3)	no injunctive order or any other statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership Group or any of their respective properties shall prohibit or otherwise restrict the Consummation.

4. Representations and Warranties of each Holder. Each Holder, severally and not jointly, hereby represents and warrants to the Issuers, and acknowledges that the Issuers are relying on such representations and warranties, as follows:

(a) Such Holder, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) As of the date hereof, such Holder (or a fund or account managed by such Holder) Beneficially Owns (free and clear of any encumbrances or restrictions that would prevent such Holder’s compliance with its obligations hereunder) the Subject Notes set forth next to such Holder’s name under the column entitled “Principal Amount of 2022 Notes” and “Principal Amount of 2025 Notes” on Schedule A hereto.

(c) Such Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Holder, and upon its execution and delivery by the Issuers, will constitute a legal, valid and binding obligation of such Holder, enforceable against such Holder by the other parties hereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

(d) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Holder and the consummation by such Holder (or any applicable fund or account managed by such Holder) of the Transactions.

(e) The execution, delivery and performance of this Agreement by such Holder, and such Holder’s compliance with the provisions hereof, do not and will not conflict with, require a consent, waiver or approval under, or result in a breach of, default or violation under (with or without due notice, lapse of time, or both), any of (A) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents of such Holder, (B) any contract, agreement, commitment, judgment, decree, order or other obligation (written or oral) to which such Holder is a party or by which such Holder may be bound, or (C) any law, statute, order, rule or regulation applicable to such Holder, except in the case of each of clauses (B) and (C) above, as would not reasonably be expected to have a material adverse effect on the ability of such Holder to perform its obligations under this Agreement or the transactions contemplated hereby.

(f) Such Holder is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

(g) Such Holder will acquire the New First Lien Notes for its own account or for the account of another for which it acts as discretionary investment manager, advisor or sub-advisor, for investment and not with a view to the distribution thereof of any interest therein in violation of the Securities Act or applicable state securities laws.

(h) Such Holder acknowledges for the benefit of the Partnership Group (including for the benefit of any person acting on behalf of any member of the Partnership Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Partnership Group member) that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the acquisition of the New First Lien Notes contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Holder to evaluate the merits and risks of the acquisition of the New First Lien Notes contemplated hereby.

(i) Such Holder acknowledges that none of the Issuers nor any other member of the Partnership Group intends to register the New First Lien Notes, any offer or sale thereof, or the Exchange Offer under the Securities Act or the Exchange Act or any state securities laws.

(j) Such Holder acknowledges for the benefit of the Partnership Group (including for the benefit of any person acting on behalf of any member of the Partnership Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Partnership Group Member) that (i) such Holder has independently evaluated the risks and merits regarding the transactions contemplated by this Agreement, including with respect to the Exchange Offer and the New First Lien Notes, and wishes to enter into this Agreement and consummate the transactions contemplated hereby in accordance with its terms, (ii) no member of the Partnership Group or any other person acting on behalf of any member of the Partnership Group, including, without limitation, any financial advisor of any of the foregoing, has made or is making any representation or warranty to such Holder or any other person, whether express or implied, of any kind or character (including, without limitation, as to accuracy or completeness of any information or as to the creditworthiness of the Issuers or the New First Lien Notes or as to the transactions contemplated by this Agreement), and (iii) such Holder is not relying upon, and has not relied upon, any representation or warranty made by any person regarding the transactions contemplated by this Agreement or otherwise, except, in the case of clauses (ii) and (iii), for the representations and warranties of the Issuers contained in this Agreement.

(k) Such Holder acknowledges for the benefit of the Partnership Group (including for the benefit of any person acting on behalf of any member of the Partnership Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any applicable financial or other advisor to a Partnership Group member) that it has made its own independent assessment, to its satisfaction, concerning any and all legal, regulatory, tax, credit, business and financial considerations with respect to the Partnership Group, the 2022 Notes and the New First Lien Notes in connection with its acquisition of the New First Lien Notes contemplated hereby.

5. Representations and Warranties of the Issuers. Each of the Issuers hereby represents and warrants to each Holder, and acknowledges that each Holder is relying on such representations and warranties, as follows:

(a) Such Issuer is duly organized, validly existing and in good standing under the laws of the State of Delaware and each of its subsidiaries has been duly incorporated or formed, as applicable, and is validly existing, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

(b) Such Issuer has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Issuers, and upon its execution and delivery by Holders, will constitute a legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(c) The execution, delivery and performance by the Issuers of this Agreement and the consummation of the Transactions, including commencement of the Exchange Offer by the Partnership Group and the Consummation, do not and will not conflict with, require a consent, waiver or approval under, or result in a breach of, default or violation under (with or without due notice, lapse of time, or both), any of (A) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational documents of such member of the Partnership Group, (B) any contract, agreement, commitment, judgment, decree, order or other obligation (written or oral) to which such member of the Partnership Group is a party or by which such member’s or any of its subsidiaries’ assets may be bound, or (C) any law, statute, order, rule or regulation applicable to such member of the Partnership Group or any of their respective assets, except in the case of each of clauses (B) and (C) above, as otherwise disclosed in the Offering Memorandum or as would not reasonably be expected to have a Material Adverse Effect.

(d) The execution, delivery and performance by the Issuers of this Agreement and the consummation of the Transactions, including commencement of the Exchange Offer by the Partnership Group and the Consummation, do not and will not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to (with or without due notice, lapse of time, or both), any Governmental Authority, other than (i) Current Reports on Form 8-K filed or furnished by the Partnership with respect to the Exchange Offer and the Consent Solicitation, (ii) such as have been made or obtained and are in full force and effect, (iii) filings of Uniform Commercial Code financing statements and other registrations or filings in connection with the perfection of security interests granted pursuant to any collateral documents securing the New First Lien Notes or otherwise relating to the Transactions, (iv) as described in the Offering Memorandum and Consent Solicitation Statement and (v) such registrations, filings, consents, approvals, notices or other actions that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(e) The New First Lien Notes will (A) qualify for and be issued pursuant to and in compliance with an applicable exemption from registration under the Securities Act, and (B) be issued and granted in compliance with all applicable securities laws and other applicable laws. The Exchange Offer, including the Offering Memorandum, will comply in all material respects with all applicable securities laws and other applicable laws, including all applicable rules of the Commission.

(f) The New First Lien Notes have been duly authorized by the Issuers and each other member of the Partnership Group party to the New First Lien Notes Indenture and, when issued in accordance with the provisions of the New First Lien Notes Indenture pursuant to the Exchange Offer against delivery of the 2022 Notes in accordance with the terms of this Agreement, the New First Lien Notes Indenture will constitute valid and legally binding obligations of the Issuers and each other member of the Partnership Group party thereto, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions.

(g) There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Partnership, threatened, against the Partnership Group that would reasonably be expected to impede the consummation of the Transactions.

(h) The Partnership Group has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (the SEC filings through the date hereof, including any amendments thereto, the “Partnership Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Partnership Reports complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Partnership Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Partnership Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(i) The Offering Memorandum and any amendments or supplements thereto do not and will not, as of the commencement, expiration and settlement of the Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except insofar as such statement or omission was based on, and made in reliance upon, information furnished by any Holder for use therein).

(j) The Partnership’s consolidated financial statements (including, in each case, any notes thereto) contained in the Partnership Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in unitholder’s equity and cash flows of the Partnership and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

6. Covenants of each Holder. Each Holder, severally and not jointly, covenants and agrees for the benefit of the Issuers that, prior to the Termination Date (as defined below), such Holder will not (and will cause any funds or accounts managed by such Holder, to not):

(a) transfer any of the Subject Notes held by it, in whole or in part, unless such Transfer is to (i) another Participant or (ii) any other transferee, provided that, in the case of a transfer to any other transferee other than another Participant, as a condition precedent to such transfer, such transferee agrees to execute and deliver to the Issuers, concurrently with such transfer, a joinder to this Agreement in the form attached hereto as Exhibit C or a support agreement substantially in the form of this Agreement (as determined by the Issuers in their sole discretion) with respect to such transferred Subject Notes, which support agreement the Issuers shall also execute and deliver to the transferee; provided, however, Holders shall be solely responsible for any fees and expenses, including, but not limited to, legal fees of the Issuers, associated with such Transfer of Subject Notes;

(b) except as required for purposes of validly tendering 2022 Notes or delivering the Consents with respect to 2025 Notes, grant any powers of attorney or proxies or consents in respect of any of the Subject 2022 Notes or Subject 2025 Notes, deposit any of such Subject 2022 Notes or Subject 2025 Notes into a voting trust, or enter into an agreement with respect to any of such Subject 2022 Notes or Subject 2025 Notes; or

(c) take any other action with respect to the Subject Notes (other than any action permitted by this Agreement, including a Transfer pursuant to Section 6(a) above, terminating this Agreement pursuant to Section 8 and withdrawing its acceptance of the Exchange Offer and revoking its tender of the Subject 2022 Notes or revoking its Consent with respect to its Subject 2025 Notes in accordance with this Agreement) that would in any way restrict, limit or interfere with the performance of such Holder’s obligations hereunder or the Transactions.

7. Covenants of the Partnership. The Partnership covenants and agrees for the benefit of each Holder that:

(a) it will (and will cause each of its applicable subsidiaries to):

(1)	on or prior to the Required Launch Date, take, or cause to be taken, all actions reasonably necessary to commence the Transactions including, without limitation, delivering, or causing to be delivered, the Offering Memorandum and Consent Solicitation Statement to The Depository Trust Company;

(2)	prior to the Termination Date, use reasonable best efforts to cause or facilitate satisfaction of all conditions precedent to the Consummation and, upon satisfaction thereof, to cause the Consummation to occur;

(3)	not disclose the name of any Holder in any press release or document filed with the Commission without the prior written consent of such Holder; provided that Holders hereby consent to the Partnership filing a copy of the form of this Agreement, without including the identity of Holders, as an exhibit to, and summarizing the terms of this Agreement in a current report on Form 8-K filed with the Commission in connection with the Exchange Offer, to the extent required by the rules of the Commission; provided, however, that if any such disclosure is required, only such information regarding this Agreement or the Holders as required by applicable law and the rules of the Commission shall be filed with the Commission and in no event shall the details regarding the Holders’ holdings or amount of Subject Notes be disclosed or filed.

(b) it will ensure that each other Participant Agreement or any other support agreement with respect to the Transactions shall provide that no party to such Participant Agreement or such other support agreement, as applicable, may refer to a Holder or any of its affiliates in any press release or similar public announcement or communication without such Holder’s prior written consent.

(c) it will ensure that no modifications are made to the terms of the Exchange Offer (including the terms of the New First Lien Notes) or the Consent Solicitation except, in each case, modifications that (i) are procedural, technical or conforming in nature or relate to the timeline of the Exchange Offer or Consent Solicitation (for the avoidance of doubt, with respect to the timeline, not including any extension the End Date) or (ii) to which the Required Holders as provided in Section 9 hereof have consented to in writing; provided, however, that such prior written approvals shall not be required with respect to any amendment or supplement of the Offering Memorandum or Consent Solicitation Statement relating solely to the Partnership’s business, financial information or the markets it serves made pursuant to Section 7(d) so long as the Required Holders under this Agreement shall have been given two Business Days to review and approve the proposed amendment or supplement (and such modifications not prohibited by this Section 7(c), the “Permitted Modifications”).

(d) if at any time prior to the completion of the Transactions (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum or Consent Solicitation Statement as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum or Consent Solicitation Statement is delivered, not misleading, including any necessary updates to business or financial information presented in the Offering Memorandum or Consent Solicitation Statement or (ii) it is necessary to amend or supplement the Offering Memorandum or Consent Solicitation Statement to comply with applicable law, as promptly as reasonably practicable upon learning thereof, it will notify the Holders thereof and forthwith prepare and, subject to clause (i) of this Section 7(d), furnish to the Holders such amendments or supplements to the Offering Memorandum or Consent Solicitation Statement as may be necessary so that the statements in the Offering Memorandum or Consent Solicitation Statement as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum or Consent Solicitation Statement is delivered, be misleading or so that the Offering Memorandum or Consent Solicitation Statement will comply with applicable law.

(e) it will, on or prior to the Consummation of the Exchange Offer enter into the New First Lien Notes Indenture substantially and in all material respects in accordance with the “Description of Notes” included in the Offering Memorandum.

8. Termination of Agreement.

(a) This Agreement shall be terminated automatically at any time prior to the Consummation as follows (the date on which this Agreement is terminated pursuant to this Section 8(a), the “Termination Date”):

(1) if the Issuers withdraw or terminate the Exchange Offer or Consent Solicitation;

(2) in the event of

(A)	the entry of an order, judgment or decree adjudicating the Partnership or any of its subsidiaries bankrupt or insolvent,

(B)	the entry of any order for relief with respect to the Partnership or any of its subsidiaries under Title 11 of the United States Code,

(C)	the filing or commencement of any proceeding relating to the Partnership or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction,

(D)	the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Partnership or any of its subsidiaries or of any substantial part of their property,

(E)	the making by the Partnership or any of its subsidiaries of an assignment for the benefit of creditors or the admission by the Partnership or any of its subsidiaries in writing of its inability to pay its debts generally as they become due, or

(F)	the taking of any action by the Partnership or any of its subsidiaries in furtherance of any action described in the foregoing clauses (A)-(E); or

(b) This Agreement may be terminated at any time prior to the Consummation as follows:

(1)	by any Holder, solely as to itself, if the Partnership has not announced its pursuit of the Transactions and launched the Transactions, on the terms set forth in the Offering Memorandum and Consent Solicitation Statement, by 11:59 p.m., New York City time on the Required Launch Date;

(2)	by either any Holder, solely as to itself, on the one hand, or the Issuers, on the other, if the Consummation has not occurred at or prior to 11:59 p.m. on the second Business Day immediately after the End Date;

(3)	by either any Holder, solely as to itself, on the one hand, or the Issuers, on the other, in the event of the entry of an order, judgment or decree delaying beyond the End Date, or prohibiting, the Consummation, in each case, on the terms set forth in the Offering Memorandum or Consent Solicitation;

(4)	by any Holder, solely as to itself in the event of a Valid Withdrawal Condition;

(5)	by the Issuers and the Holders upon the mutual written agreement by the Issuers and the Required Holders to terminate this Agreement;

(6)	by any Holder, solely as to itself, in the event of a Transfer of all of its Subject 2022 Notes or Subject 2025 Notes in compliance with Section 6(a) above; or

(7)	by any Holder, solely as to itself, if the Issuers have breached this Agreement or any other agreement entered into in connection with the Transactions.

(c) In the event of any termination of this Agreement as provided in Section 8(a), this Agreement shall immediately become void and of no further force or effect (and, for the avoidance of doubt, each Holder shall be able to withdraw its Subject 2022 Notes from the Exchange Offer and revoke Consents with respect to its Subject 2025 Notes from the Consent Solicitation as provided in Section 2(c)) and there shall be no liability pursuant to this Agreement on the part of any party hereto, such party’s successors and assigns, and each of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities following such termination; provided, however, that Sections 8 through 25 shall survive the termination of this Agreement under Section 8(a) or Section 8(b) in accordance with their terms.

9. Amendments and Waivers, Etc.

(a) Any provision of this Agreement, including the Exhibits attached hereto (which include the terms of the Exchange Offer and Consent Solicitation embodied in this Agreement, the Offering Memorandum and the Consent Solicitation Statement), may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Required Holders unless otherwise set forth in Section 9(b), or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

(b) Notwithstanding Section 9(a), none of the following amendments, modifications or waivers shall be enforceable against any Holders party to this Agreement without the prior written consent of such Holder, and any such non-consenting Holder shall have the right to terminate this Agreement with respect to itself upon the effectiveness of such amendments, modifications or waivers:

(i) extend the End Date to a period beyond August 20, 2020;

(ii) change the stated maturity of the principal of, the payment date of any installment of principal or interest on, the interest rate or cash or payment in kind payment amount of the New First Lien Notes;

(iii) reduce the principal amount of, or any interest on, the New First Lien Notes;

(iv) change the place or currency of payment of principal of, or any interest on, the New First Lien Notes;

(v) modify the ranking of the New First Lien Notes in security or in right of payment;

(vi) change the Exchange Consideration;

(vii) reduce the consent fee payable upon the delivery of Consents in the Consent Solicitation;

(viii) reduce the percentage in aggregate principal amount of 2022 Notes or 2025 Notes whose lenders must consent to a modification to or amendment of any provision of the Exchange Offer documentation or Consent Solicitation documentation, respectively; and

(ix)

(x) amend or modify this Agreement in any way that would result in the modification of this Section 9.

10. No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The parties hereto acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any rights, remedies and interests of the parties. Without limiting the foregoing sentence in any way, if the Transactions are not consummated, or if this Agreement is terminated for any reason, each of the parties fully reserves any and all of its rights, remedies, and interests.

11. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by facsimile, or by .pdf or other electronic means, and in each case to the address set forth below:

if to the Issuers:

Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive, Suite 200
Indianapolis, Indiana 46214
Attn: Greg Morical
Email: greg.morical@calumetspecialty.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77007
Attn: Matthew R. Pacey, P.C.
Email: matt.pacey@kirkland.com

if to Holders:

At the address set forth on Schedule A hereto opposite such Holder’s name under the column entitled “Notice Address.”

12. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and any assignment or attempted assignment in violation of this Section 11 shall be null and void ab initio. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13. Entire Agreement. This Agreement and the Exhibits, documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

14. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Specific Performance; Injunctive Relief. Each of the signatories hereto acknowledges that the covenants and agreements contained in this Agreement are an integral part of the Exchange Offer, and that monetary damages would be an inadequate remedy for any breach by such signatory of the provisions of this Agreement. Accordingly, each Holder agrees that the Issuers, and the Issuers agree that each Holder, shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Issuers at law or in equity to enforce this Agreement.

16. Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to conflicts of laws rules or principles that would require the application of the law of any other jurisdiction.

19. Jurisdiction. By its delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees, in connection with any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, it shall submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and appellate courts from any thereof and agrees to venue in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address set forth in Section 10 above. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

21. No Third-Party Beneficiaries; Affiliated Parties. Except as set forth in Section 21, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

22. Fiduciary Duties. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall create any additional fiduciary duties or obligations on the part of any member of the Partnership Group, any Holder, or any of their respective members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives or their respective affiliated entities, in each case, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such member of the Partnership Group, such Holder or any of their affiliated entities, respectively, that such Persons did not have prior to the execution of this Agreement. No Holder has nor shall it have any fiduciary duties or obligations to any other holder of 2022 Notes, any member of the Partnership Group, or any of their respective creditors, equity holders, or other stakeholders.

23. Interpretive Provisions; Construction. Time is of the essence in the performance of the obligations of each of the parties hereto contained herein. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The parties hereto confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

24. Several Obligations. Each Holder’s obligations under this Agreement shall be several and not joint. This Agreement shall be interpreted as if each Holder had entered into a separate agreement with the Issuers. No Holder shall be liable for the obligations or liabilities of any other Holder that is party to this Agreement.

25. Indemnification. Whether or not the Transactions are consummated or this Agreement is terminated, the Issuers (in such capacity, the “Indemnifying Party”) will indemnify and hold harmless each of the Holders and its investment adviser, their respective affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to this Agreement, the Transactions, or the transactions contemplated hereby and thereby, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (i) that they are finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct on the part of such Indemnified Person or (ii) they have resulted from a material breach of the obligations of such Indemnified Person under this Agreement, the Transactions or the transactions contemplated hereby or thereby. The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on their negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of this Agreement, the Transactions, or the transactions contemplated hereby and thereby, except as to any Indemnified Person to the extent (i) that any losses, claims, damages, liability or expenses incurred by the Issuers are finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement or (ii) they have resulted from a material breach of the obligations of such Indemnified Person under this Agreement, the Transactions, or the transactions contemplated hereby or thereby; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 25 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ H. Keith Jennings
Name:	H. Keith Jennings
Title:	Executive Vice President and Chief Financial Officer

CALUMET FINANCE CORP.

By:	/s/ H. Keith Jennings
Name:	H. Keith Jennings
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Offering Memorandum

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B

Consent Solicitation Statement

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C

Form of Joinder

[•], 2020

Reference is made to that Support Agreement, dated as of 6, 2020 (as it may be amended in accordance with its terms, the “Support Agreement”), Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), Calumet Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), and each Holder (as defined therein), regarding (i) an offer to exchange (the “Exchange Offer”) up to $200 million aggregate principal amount of the Issuers’ outstanding 7.625% Senior Notes due 2022 (the “2022 Notes”) issued under the Indenture, dated as of November 26, 2013 (as amended or supplemented from time to time, the “2022 Notes Indenture”), by and among the Issuers, the subsidiary guarantors identified therein and Wilmington Trust, National Association (the “Trustee”), for $200 million aggregate principal amount of new first lien exchange notes due July 2024 (the “New First Lien Notes”), and (ii) a solicitation of consents (the “Consents”) from holders of the Issuers’ outstanding 11.00% Senior Notes due 2025 issued under the Indenture, dated as of October 11, 2019 (as amended or supplemented from time to time, the “2025 Notes Indenture”), by and among the Issuers, the subsidiary guarantors identified therein and the Trustee, to certain proposed amendments to the 2025 Notes Indenture (the “Consent Solicitation” and, together with the Exchange Offer and the other transactions contemplated hereby, the “Transactions”), in each case, on the terms and subject to the conditions more fully set forth in the Offering Memorandum. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Support Agreement.

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Support Agreement, agrees to be bound by the terms and conditions of the Support Agreement and shall be deemed a “Holder” under the terms of the Support Agreement, subject to the obligations of a Holder thereunder, including without limitation the undertaking to tender all of its Subject 2022 Notes in the Exchange Offer and to deliver Consents with respect to all of its Subject 2025 Notes in the Consent Solicitation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date first set forth above.

[HOLDER]

Name of Institution:___________________________

By: ______________________________________
Name:
Title:

Address:___________________________________

2022 Notes: $_______________________________

2025 Notes: $_______________________________

Schedule A

Holder Information

Omitted pursuant to Item 601(a)(5) of Regulation S-K.